Exhibit 99.1

News Release

A.P. PHARMA REPORTS RESULTS FOR THE THIRD QUARTER 2008

COMPANY PRESENTS NEW PHASE 3 CLINICAL DATA FOR APF530 AND

ANNOUNCES COST REDUCTION ACTIONS

REDWOOD CITY, Calif. (November 5, 2008) A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported financial results for its third quarter ended September 30, 2008. The company also announced additional positive clinical data for its lead product, APF530, which has successfully completed a Phase 3 trial for the treatment of chemotherapy-induced nausea and vomiting (CINV). In addition, in order to better focus the company’s resources on APF530 in light of current conditions in the capital markets, A.P. Pharma is placing several earlier stage development programs “on hold,” and has implemented headcount reductions and other cost-saving initiatives.

Phase 3 Data

Top-line data from the multi-center, randomized Phase 3 trial comparing APF530 with Aloxi® was previously released on September 30. The additional data from the Phase 3 study provided herein includes predetermined secondary efficacy endpoints and safety data that were not available at the time the top-line data were released. Review of the clinical data package demonstrates the robustness of the APF530 clinical response within and across chemotherapy cycles. Some of the new key findings follow:

•	Collectively the Phase 3 efficacy and safety data support the conclusion that the APF530 10 mg dose is the most effective dose and will be included in the NDA.

•

In patients receiving multiple cycles of APF530 complete response (CR) rates were observed to generally increase over four cycles of chemotherapy. The data supports the continued benefit of APF530 over multiple cycles:

Complete Response(1) of APF530 10 mg Dose Over Four Chemotherapy Cycles

Emetogenicity Level	Cycle 1	Cycle 2	Cycle 3	Cycle 4
Moderately Emetogenic	(n=212)	(n=240)	(n=184)	(n=134)
• Acute (0– 24h)	76.9%	77.1%	78.8%	83.6%
• Delayed (24-120h)	59.0%	62.1%	61.4%	66.4%
• Overall (0-120h)	54.2%	58.8%	60.3%	63.4%

Highly Emetogenic	(n=240)	(n=263)	(n=202)	(n=148)
• Acute (0-24h)	81.3%	84.8%	89.6%	87.8%
• Delayed (24-120)	68.3%	76.0%	81.2%	83.8%
• Overall (0-120h)	64.6%	72.2%	78.7%	79.7%

(1)	No emetic episodes and no rescue medications

•

The evaluation of “time to first treatment failure,” defined as either time to first emetic episode or use of rescue medication, showed that a greater proportion of patients treated with APF530 10 mg dose (vs. Aloxi) remained “failure free” on days one through five following either moderate or highly emetogenic chemotherapy.

•

The Phase 3 trial protocol predefined multiple primary and secondary endpoints, including complete response, complete control (no emesis, no rescue therapy and no-greater-than-mild nausea) and total response (no emesis, no rescue therapy and no nausea) measured over defined time intervals (acute, delayed and overall). Although there were no significant differences between the APF530 10 mg dose vs. Aloxi, the response rates for APF530 10 mg dose were higher than Aloxi in all nine analyses for moderately emetogenic chemotherapy and in five of nine analyses for highly emetogenic chemotherapy.

•

The safety profile for APF530 was very similar to that for Aloxi; the most notable adverse event was constipation, observed in 15.4% and 13.4% of patients receiving APF530 10 mg and Aloxi, respectively. Headache was observed in 10.0% and 9.7% of patients receiving APF530 10 mg dose and Aloxi, respectively.

•

Investigators were required to observe and record all reactions associated with the subcutaneous injection site on days one and five for each treatment cycle. Overall, greater than 90% of the recorded observations were mild in severity, the most common being redness and bruising. With each additional cycle the frequency of injection site reactions decreased, indicating APF530 can safely be administered for multiple cycles.

•

During the trial patients received more than 1,600 separate injections of APF530 10 mg dose. Assessment of any injection site pain was made on days one and five of treatment: on day one, less than 0.1% of injections produced any reports of pain; on day five approximately 4% of injections produced reported pain. All but four of these reports of pain were recorded as mild, with the four recorded as moderate.

Dr. John Barr, A.P. Pharma’s Senior Vice President of Research and Development commented, “These additional results confirm and support the top-line Phase 3 findings we announced just a few weeks ago. The safety and efficacy data from the trial support the potential therapeutic role for APF530 as a ‘long acting 5HT3 antagonist for the treatment of chemotherapy-induced nausea and vomiting’. We are diligently working to incorporate the Phase 3 clinical findings into our NDA and are confident that we will have a high-quality submission to the FDA in December of this year.”

Cost Reduction Actions

The company also announced that in response to the deterioration of the overall economic environment and the financial markets, the decision has been made to focus its efforts and resources on APF530, the company’s most advanced program. Activities related to earlier stage programs including APF112 (a Phase 2, long-acting local anesthetic) and APF580 (a seven-day formulation of an undisclosed opioid, which has completed preclinical testing for acute pain with the successful filing of an IND in September 2008) will be put on hold, having reached logical stopping points prior to initiation of new clinical trials. Additional cash conservation measures include a significant reduction in headcount and broad operating expense constraints.

Effective earlier this week, A.P. Pharma eliminated 18 positions, approximately 35% of its workforce. The company expects one-time costs associated with this headcount reduction to be approximately $300,000, which will be recorded in the fourth quarter of 2008. With the cost savings expected from the product pipeline deferrals, headcount reductions and other expense cutbacks, the company expects to have sufficient resources to allow continuation of key APF530 program activities into the third quarter of 2009, well beyond the submission of the NDA targeted for December 2008.

Ronald Prentki, A.P. Pharma’s President and CEO, commented, “In light of the current economic uncertainties and volatile capital markets, we are taking these timely and meaningful actions to ensure the company’s ongoing viability. We will focus our resources on the major goal of filing the NDA for APF530 and advancing this product toward regulatory approval. Our efforts to establish a commercialization partnership for APF530 continue to be active. We intend, if possible, to complete such a partnership with its attendant upfront capital infusion in advance of any future capital needs for the continued operations of the company. “

Prentki added, “The decision to reduce our workforce was a difficult yet necessary one. On behalf of the A.P. Pharma Board of Directors, I would also like to express a sincere ‘thank you’ to our colleagues who are affected by this decision. We wish them well in their future professional endeavors.”

Results of Operations

A.P. Pharma reported a net loss for the third quarter of 2008 of $6.2 million, or $0.20 per share, compared with a net loss for the third quarter of 2007 of $4.7 million, or $0.15 per share. The larger net loss for the third quarter of 2008, as compared with the same period in 2007, was due to an increase in general and administrative expenses as a result of higher professional and consulting services and increased stock-based compensation costs, and increased research and development expenses as a result of increased headcount and other related costs, including stock-based compensation expense.

Contract revenues related to the development program utilizing the company’s proprietary Biochronomer™ technology with a major animal healthcare company were $64,000 in the third quarter of 2008, compared with $121,000 in the third quarter of 2007.

The company ended the third quarter with $16.5 million of cash, cash equivalents and marketable securities on its balance sheet, which compares with $35.1 million at December 31, 2007.

About CINV

Prevention and control of nausea and vomiting, or emesis, are very important in the treatment of cancer patients. The majority of patients receiving chemotherapy will experience some degree of emesis if not prevented with an anti-emetic, typically administered just prior to chemotherapy.

Chemotherapy treatments can be classified as moderately emetogenic, meaning that 30% to 90% of patients experience CINV, or highly emetogenic, meaning that more than 90% of patients experience CINV, if they do not receive an anti-emetic. Acute onset CINV occurs within the first 24 hours following chemotherapy treatment. Delayed onset CINV occurs more than 24 hours after treatment and may persist for several days. Prevention of CINV is significant because the distress caused by CINV can severely disrupt patient quality of life and can lead some patients to delay or discontinue chemotherapy.

About APF530 and the Phase 3 Trial

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute and delayed onset CINV. APF530 is delivered by a single subcutaneous injection and contains the 5HT3 antagonist granisetron. Injections and oral tablets containing granisetron are approved for the prevention of acute onset CINV, but not for delayed onset CINV. Granisetron was selected because it is a potent drug and the applicable granisetron U.S. patent expired on December 29, 2007.

The pivotal Phase 3 clinical trial, initiated in May 2006, was a multi-center, randomized, observer-blind, actively-controlled, double-dummy, parallel group study that compared the efficacy of APF530 with Aloxi. During 2006 and the first half of 2007, all patient enrollments were within the U.S.; beginning in the second half of 2007, enrollments were broadened to include sites in India and Poland. The trial enrolled and treated 1,395 patients stratified in two groups, one receiving moderately and the other receiving highly emetogenic chemotherapeutic agents. In each group, the patients were randomized to receive in the first chemotherapy treatment cycle either APF530 high dose (10mg), APF530 low dose (5mg) or the currently approved dose of Aloxi. Standardized doses of a corticosteroid were employed in this trial, the doses used depended on the emetogenic level of chemotherapy calculated according to the Hesketh algorithm. In subsequent treatment cycles (up to three additional cycles), the patients were re-randomized to either of the two APF530 doses.

Conference Call

Management will host an investment-community conference call today beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss the financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (888) 803-8275 from the U.S. or (706) 634-1287 from outside the U.S. A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 71319393. The call will also be broadcast live on A.P. Pharma’s website, www.appharma.com. A replay will be available for 30 days.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The company’s primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer™. A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute and delayed onset chemotherapy-induced nausea and vomiting (CINV). APF530 is delivered by a single subcutaneous injection and contains the 5HT3 antagonist granisetron. APF530 has successfully completed Phase 3 trials and the company plans to file the NDA in December 2008. Initial target areas of application for the company’s drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, establishment of new corporate alliances, cost savings programs, cash expenditure expectations and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Investor Relations Contacts: Lippert/Heilshorn & Associates Don Markley 310-691-7100 dmarkley@lhai.com	Company Contacts: A.P. Pharma, Inc. Ronald Prentki President and Chief Executive Officer 650-366-2626

(Financial tables follow)

A.P. PHARMA, INC.

Income Statement Highlights

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Contract Revenues	64	121	348	280
Operating Expenses:
Research & Development	5,069	4,595	16,747	13,344
General & Administrative	1,272	762	3,215	2,753

Total Operating Expenses	6,341	5,357	19,962	16,097
Operating Loss	(6,277)	(5,236)	(19,614)	(15,817)
Interest Income, Net	111	561	547	865
Gain on Sale of Interest in Royalties	—	—	—	2,500
Other Income , Net	1	(3)	8	1

Loss from Continuing Operations	(6,165)	(4,678)	(19,059)	(12,451)
Income (Loss) from Discontinued Operations	(40)	1	(120)	33

Income (Loss) before Income Taxes	(6,205)	(4,677)	(19,179)	(12,418)
Provision for Income Taxes	—	(8)	—	(44)

Net Loss	$(6,205)	$(4,685)	$(19,179)	$(12,462)

Basic and Diluted Net Loss Per Common Share:
Loss from Continuing Operations	$(0.20)	$(0.15)	$(0.62)	$(0.80)

Net Loss	$(0.20)	$(0.15)	$(0.62)	$(0.80)

Shares Used in Calculating Loss Per Share:	30,819	30,736	30,806	15,553

AP PHARMA, INC.

Balance Sheet Highlights

(in thousands)

	September 30, 2008 (Unaudited)	December 31, 2007 (1)
Assets
Cash, Cash Equivalents and Marketable Securities	$16,539	$35,062
Accounts Receivable, Net	32	152
Other Current Assets	323	582

Total Current Assets	16,894	35,796
Property and Equipment, Net	1,060	1,079
Other Non-Current Assets	103	75

Total Assets	$18,057	$36,950

Liabilities and Stockholders' Equity
Total Liabilities	$6,763	$7,476
Stockholders' Equity	11,294	29,474

Total Liabilities and Stockholders' Equity	$18,057	$36,950

(1)	Derived from our audited financial statements for the year ended December 31, 2007 included in the Company's 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.